Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports First Quarter 2014 Results

First quarter subscription revenue increased 6% over same period last year;

Adjusted EBITDA grew 11% over same period last year to $778,000

SEATTLE, WA — May 1, 2014 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the first quarter ended March 31, 2014.

Q1 2014 Results

•	Subscription revenue up 6% to $5.0 million compared to Q1 2013

•	Total revenue increased 2% to $5.6 million compared to Q1 2013

•	Gross margin of 83% in both Q1 2014 and Q1 2013

•	Adjusted EBITDA grew 11% to $778,000 vs. $704,000 in Q1 2013

•	Net loss improved to $89,000 in Q1 2014 vs. $120,000 in Q1 2013

•	Annual Contract Value up 4% to $20.3 million vs. Q1 2013

•	Annual Contract Value per Client up 14% to $5,789 vs. $5,083 in Q1 2013

•	Annual Contract Value per New Client up 93% to $16,577 vs. $8,595 in Q1 2013

Q1 2014 Operational Performance Summary

	Q1 14	Q4 13	Change %	Q1 13	Change %
Annual Contract Value (ACV) (in millions)	$20.3	$20.3	0%	$19.6	4%
Content Licenses (in millions)	1.9	1.9	0%	2.0	-5%

Total Contract Value (in millions)	$22.2	$22.2	0%	$21.6	3%
Total Clients	3,500	3,650	-4%	3,850	-9%
Annual Contract Value per Client (ACVC)	$5,789	$5,572	4%	$5,083	14%

First Quarter 2014 Results

Subscription revenue for the quarter ended March 31, 2014 grew 6% over the same period in 2013. Onvia’s annual operating initiatives are designed to drive subscription revenue growth.

Total revenue for the quarter ended March 31, 2014 was $5.6 million, up by 2% compared to the same period last year.

ACV increased by 4% to $20.3 million in Q1 2014 from $19.6 million one year ago. Growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of our subscription contracts and is a leading indicator of future revenue growth. For more information about ACV, see “Key Metric Definitions” below.

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Onvia is reporting dollar retention for the first time this quarter which measures the dollars renewed on the available base of expiring contracts over the preceding twelve months. In the twelve months ended March 31, 2014, dollar retention was 85% compared to 86% in the twelve months ended March 31, 2013 and flat compared to the twelve months ended December 31, 2013. Dollar retention can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period. Dollar retention, in conjunction with ACV, provides insight in to Onvia’s subscription retention rate and ability to generate future subscription revenue. For more information about dollar retention, see “Key Metric Definitions” below.

Due to the introduction of dollar retention, we are now presenting ACV using the methodology from which dollar retention is derived. ACV for prior periods has been updated to reflect the new methodology. Historical growth rates and trends in ACV are unchanged under the new presentation of ACV. Using the new methodology, ACV was $20.3 million at both March 31, 2014 and December 31, 2013, compared to $19.6 million for both periods calculated under the previous methodology. We believe that updating our presentation of ACV will provide more clarity for shareholders when evaluated in conjunction with dollar retention.

ACVC increased 14% to $5,789 in Q1 2014 compared to $5,083 in Q1 2013. ACVC for new clients increased 93% to $16,577 from $8,595 in Q1 2013. Growth in ACVC demonstrates that an increasing number of clients have a strategic interest in the public sector at a regional or national level. Companies within this target market typically have higher ACVC and renew at higher rates, which are key attributes of a profitable long-term client. ACVC for previously reported periods has been updated to be consistent with the new ACV methodology. ACVC was $5,597 and $5,387 at March 31, 2014 and December 31, 2013, respectively, calculated under the previous methodology.

As of March 31, 2014, Onvia has 3,500 clients, down 9% from 3,850 clients during the same period one year ago. Our strategy is to continue to improve profitability by acquiring and managing fewer strategic clients at a higher ACVC. We believe that ACV is a better measure of quarterly sales activity than number of clients.

Gross margin was 83% in both Q1 2014 and Q1 2013. We regularly evaluate potential investments in new or enhanced content that could increase the value of our solution to our clients.

Operating expenses in the first quarter of 2014 increased 1.5% to $4.8 million compared to Q1 2013. The increase is primarily due to additional amortization expense related to new products launched in 2013 and an increase in software maintenance costs necessary to support new products.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended March 31, 2014 grew 11% to $778,000 from $704,000 in Q1 2013. Net loss was $89,000 or $(0.01) cents per diluted share, compared to $120,000 or $(0.01) cents per diluted share in the first quarter of 2013.

At March 31, 2014, cash, cash equivalents and available for sale investments increased by $0.2 million to $7.8 million compared to the end of 2013. We believe that the remaining cash balance is adequate to fund operations until Adjusted EBITDA and free cash flow accelerate.

2014 Initiatives

In 2014, Onvia is focused on executing four operating initiatives which are intended to leverage the changes in its go-to-market strategy implemented over the last two quarters and further accelerate growth in subscription revenue and Adjusted EBITDA.

The first 2014 initiative is to accelerate the acquisition of new clients within the defined verticals of the new target market. The first quarter of 2014 was Onvia’s first full quarter selling into its new target market of companies with a national or regional geographic focus. While national and regional bookings in Q1 2014 were down 2% compared to the same period last year, the ACVC for new clients grew 93% to $16,577 from $8,595 in Q1

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2013. In addition, first year retention for national and regional clients is significantly higher than first year retention for the smaller multi-state prospects, which were eliminated from Onvia’s new target market. The higher ACVC and first year retention for target market clients helps to validate the new target market and translates into an improved business model for Onvia.

The second initiative is to improve first year client retention and renew tenured, long term clients within the target market. Beginning in Q1 2014, the client success teams were reorganized to focus on three specific objectives: client retention, first year client on-boarding and contract upgrades. The new teams should continue to improve client retention over the course of 2014 and have an even greater impact in 2015. Dollar retention measures the long-term effectiveness of these initiatives. For the twelve months ended March 31, 2014, dollar retention was 85%, down from 86% in the same period last year, but flat compared to the twelve months ended December 31, 2013.

The third initiative is to maximize growth within the existing client base. A team that specializes in expanding existing clients’ investment in the Onvia solution was created as part of the Client Success reorganization in Q1 2014. Early results are encouraging; contract upgrades increased 76% in the first quarter of 2014 compared to the same period in 2013. Company management continues to believe that there is significant opportunity to expand the adoption of Onvia’s solutions deeper into its client organization. By meeting more business objectives, the partnership with clients is strengthened which should drive improvements in ACVC and increase the lifetime value of each client.

The fourth and final 2014 initiative is to continue to drive enhancements to the existing Onvia platform and to provide innovative new solutions that make Onvia a strategic business partner with its clients. Onvia is in the process of converting its clients from a static PDF guide to an online guide with much greater functionality and an enhanced user experience. This transition should be completed in Q2 2014. In addition to an enhanced user experience, Onvia will be able to improve its tracking of client usage patterns, which should help Onvia align its investment in content more closely to the needs of its target audience.

Onvia is also completing its development work on Onvia 7, which should significantly improve the usability of the Onvia platform, and more effectively deliver the right content to the right clients.

“Clients will find it easier to use the platform with visual aids that will make it easier and quicker to construct a keyword search,” stated Hank Riner, Onvia’s President and Chief Executive Officer. “In addition, the search results that clients receive will be more relevant due to the added tags and structure to our content. Since our database is the broadest and deepest in public sector procurement, it is essential that clients have the ability to mine the data to retrieve only the most relevant intelligence to meet the client’s specific need. Onvia 7 represents a major improvement in our platform.” Onvia 7 should be commercially available in early third quarter of 2014.

Conference Call

Onvia will hold a conference call later today (May 1, 2014) to discuss our first quarter results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, May 1, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-1907

International: 1-785-424-1826

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

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A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until June 1, 2014:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11702

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
GAAP net loss	$(89)	$(2,419)	$(120)
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(3)	(4)	(9)
Depreciation and amortization	816	779	760
Amortization of stock-based compensation	54	74	73
Provision for income tax	—	2,175	—

Adjusted EBITDA	$778	$605	$704

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value. Onvia began reporting dollar retention in the first quarter of 2014. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Annual Contract Value (ACV) represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

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Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made on the 2014 initiatives, Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s new “target market” strategy may fail to increase contract value of new customers; Onvia’s Client Success reorganization fails to improve sales penetration and client retention rates, especially first year client retention rates; adoption of Onvia’s new product releases may be slower than expected and fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2013.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 14 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports historical, real-time and future spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2014 and March 31, 2013

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
	(In thousands, except per share data)
Revenue
Subscription	$5,025	$4,761
Content license	474	493
Management information reports	53	166
Other	64	78

Total revenue	5,616	5,498
Cost of revenue	932	923

Gross margin	4,684	4,575
Operating expenses:
Sales and marketing	2,874	2,859
Technology and development	1,073	998
General and administrative	829	847

Total operating expenses	4,776	4,704

Loss from operations	(92)	(129)
Interest and other income, net	3	9

Net loss	$(89)	$(120)

Unrealized gain on available-for-sale securities	1	—

Comprehensive loss	$(88)	$(120)

Basic net loss per common share	$(0.01)	$(0.01)

Diluted net loss per common share	$(0.01)	$(0.01)

Basic weighted average shares outstanding	7,352	8,554

Diluted weighted average shares outstanding	7,352	8,554

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,596	$2,073
Short-term investments, available-for-sale	5,351	5,463
Accounts receivable, net of allowance for doubtful accounts of $35 and $25	1,368	1,333
Prepaid expenses and other current assets	911	570

Total current assets	9,226	9,439
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,683	1,773
Internal use software, net of accumulated amortization	5,387	5,433
Long-term investments, available-for-sale	850	90
Other long-term assets	172	174

Total long term assets	8,092	7,470

TOTAL ASSETS	$17,318	$16,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$682	$834
Accrued expenses	698	960
Unearned revenue, current portion	8,395	7,770
Other current liabilities	190	244

Total current liabilities	9,965	9,808
LONG TERM LIABILITIES:
Unearned revenue, net of current portion	689	650
Deferred rent, net of current portion	639	586
Other long-term liabilities	87	98

Total long term liabilities	1,415	1,334

TOTAL LIABILITIES	11,380	11,142
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,633,787 and 8,577,732 shares issued; and 7,390,980 and 7,345,189 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 1,242,807 shares	(4,398)	(4,398)
Additional paid in capital	353,717	353,458
Accumulated other comprehensive gain	1	—
Accumulated deficit	(343,383)	(343,294)

Total stockholders’ equity	5,938	5,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,318	$16,909

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014 and March 31, 2013

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(89)	$(120)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	816	760
Idle lease accrual	—	(44)
Stock-based compensation	54	73
Change in operating assets and liabilities:
Accounts receivable	(34)	(231)
Prepaid expenses and other assets	(339)	(157)
Accounts payable	(145)	(69)
Accrued expenses	(262)	(139)
Unearned revenue	664	813
Deferred rent	57	71

Net cash provided by operating activities	722	957
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(97)	(321)
Additions to internal use software	(597)	(505)
Purchases of investments	(4,256)	(3,031)
Sales of investments	1,570	2,881
Maturities of investments	2,039	2,759

Net cash (used in) / provided by investing activities	(1,341)	1,783
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(63)	(24)
Proceeds from exercise of stock options	205	81

Net cash provided by financing activities	142	57

Net (decrease) / increase in cash and cash equivalents	(477)	2,797
Cash and cash equivalents, beginning of period	2,073	3,888

Cash and cash equivalents, end of period	$1,596	$6,685

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